Exhibit 99.1

CONTACTS:
Lynx Therapeutics, Inc.	Investor Contacts:
Kathy San Roman	Lippert/Heilshorn & Associates
Vice President HR and Administration	Jody Cain (jcain@lhai.com)
510/670-9300	Bruce Voss (bvoss@lhai.com)
310/691-7100

For Immediate Release

LYNX NAMES MARY L. SCHRAMKE ACTING CHIEF EXECUTIVE OFFICER

HAYWARD, Calif. (November 19, 2004) – Lynx Therapeutics, Inc. (Nasdaq: LYNX) today announced that Mary L. Schramke Ph.D., 49, has been named acting chief executive officer of the company effective December 15, 2004. Dr. Schramke, who joined Lynx in 2003, succeeds Kevin P. Corcoran, who has resigned as Lynx’s president, chief executive officer and director to pursue another business opportunity.

“Mary has integral knowledge of our technology, our products, our markets and our people, and will serve as acting chief executive officer at Lynx while we work toward the completion of our proposed business combination with Solexa,” said Craig C. Taylor, Lynx’s chairman of the board. “Next-generation DNA sequencing is expected to be based on molecular arrays and both Lynx and Solexa have been advancing toward this target for more than five years. By combining technologies, intellectual property and staffs, we expect to accelerate product development with the goal of releasing our first commercial instrument system in 2005.

“I would like to thank Kevin for his nine years at Lynx, during which he served in a variety of managerial positions and had direct responsibility for our short read DNA sequencing technology,” added Mr. Taylor. “We wish him well in his new endeavors.”

Commenting on her appointment, Dr. Schramke said, “Along with my colleagues at Lynx, I see an exceptional future for our company through the proposed business combination with Solexa, I firmly believe this proposed business combination is in the best interest of our company, our customers, our employees and our stockholders. I am delighted to participate as acting chief executive officer and I am committed to getting this transaction completed.”

Dr. Schramke joined Lynx in 2003 as senior director of business development and was subsequently promoted to vice president of product development. Previously she was a biotechnology business development consultant at InterPro Services, Inc. Dr. Schramke also served for three years at the gene discovery firm, Hyseq Pharmaceuticals, Inc., most recently as vice president of business development. She has held a variety of managerial positions at Cellomics, Inc., CLONTECH Laboratories and Bio-Rad Laboratories. Dr. Schramke holds a Ph.D. in microbiology from Louisiana State University, Baton Rouge, and completed her post-doctoral training in genetics at the University of Missouri-Columbia. Dr. Schramke also holds an MBA from John F. Kennedy University.

On October 29, 2004 Lynx filed a Registration Statement on Form S-4 regarding the proposed transaction with Solexa and other matters with the Securities and Exchange Commission (SEC), which is available at the SEC’s Web site at www.sec.gov. The transaction, which is subject to approval by the Lynx stockholders and acceptance by the Solexa shareholders, is expected to close in the first quarter of 2005.

LYNX THERAPEUTICS, INC. 25861 Industrial Blvd., Hayward, CA 94545 Tel: (510) 670-9300 Fax: (510) 670-9302

About Lynx

Lynx is a leader in the development and application of novel genomic analysis solutions. Lynx’s short read sequencing instruments analyze millions of DNA molecules in parallel enabling genome structure characterization at an unprecedented level of resolution. As applied to gene expression analysis, short read sequencing provides comprehensive and quantitative digital information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. For more information, visit Lynx’s Web site at www.lynxgen.com.

Where to Find Additional Information about the Transaction

Lynx filed a Registration Statement on Form S-4 (File No. 333-120101) with the SEC on October 29, 2004 in connection with the proposed transaction with Solexa, and Lynx expects to mail a Proxy Statement / Prospectus to stockholders of Lynx and shareholders of Solexa containing information about the transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT / PROSPECTUS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CAREFULLY. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT / PROSPECTUS CONTAIN IMPORTANT INFORMATION ABOUT LYNX, SOLEXA, THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of these documents through the Web site maintained by the SEC at http://www.sec.gov. Free copies of the Proxy Statement / Prospectus and these other documents may also be obtained from Lynx by directing a request through the Investor Resources section of Lynx’s site at www.lynxgen.com or by mail to Lynx Therapeutics, Inc., 25861 Industrial Blvd., Hayward, CA 94545, attention: Investor Relations, telephone: 510-670-9300.

In addition to the Registration Statement and the Proxy Statement / Prospectus, Lynx files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Lynx at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Lynx’s filings with the SEC are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

Interests of Certain Persons in the Transaction

Lynx will be soliciting proxies from Lynx’s stockholders in favor of the issuance of shares of Lynx’s common stock in the transaction. The directors and executive officers of Lynx and the directors and executive officers of Solexa may be deemed to be participants in Lynx’s solicitation of proxies. Certain executive officers and directors of Lynx and certain executive officers and directors of Solexa have interests in the transaction that may differ from the interests of the Lynx stockholders and the Solexa shareholders generally. These interests are described in the Proxy Statement / Prospectus, as it may be amended from time to time.

This press release contains “forward-looking” statements, including statements related to the proposed business combination between Lynx and Solexa. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, its Quarterly Report on Form 10-Q for the period ended September 30, 2004 and its registration statement on Form S-4 filed on October 29, 2004. Lynx does not undertake any obligation to update forward-looking statements.

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LYNX THERAPEUTICS, INC. 25861 Industrial Blvd., Hayward, CA 94545 Tel: (510) 670-9300 Fax: (510) 670-9302